Exhibit 10.7

AMENDMENT NO. 1
TO
STOCK OPTION AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT (this “Amendment”) is made as of the 31st day of March, 2017 by and between PAVmed Inc., a Delaware corporation (the “Company”), and Richard Fitzgerald (“Grantee”).

WHEREAS, pursuant to the terms and conditions of the Company’s 2014 Long-Term Incentive Equity Plan (the “Plan”), the Company granted to the Grantee an option (the “Option”) to purchase an aggregate of 125,000 shares of the authorized but unissued common stock of the Company, $.001 par value (“Common Stock”), upon the terms and conditions set forth in that certain Stock Option Agreement (the “Agreement”), dated as of April 28, 2016, by and between the Company and Grantee, and subject to the terms of the Plan (capitalized terms used herein and not otherwise defined have the meanings set forth in the Plan); and

WHEREAS, the Company and Grantee desire to amend the Agreement on the terms and conditions set forth in this Amendment;

NOW THEREFORE, it is hereby agreed:

1.          Amendments. Section 5.5 is amended by adding the following as new Section 5.5.3:

“5.5.3.       Notwithstanding anything in this Agreement to the contrary, including anything in the rest of this Section 5, in connection with Grantee entering into that certain Separation Agreement (the “Separation Agreement”), dated as of March 20, 2017, by and between the Company and Grantee, (i) the portion of the Option that was exercisable as of the Separation Date (as defined in the Separation Agreement), and any portion of the Option that vests during the three (3) months following the Separation Date, once vested, may be exercised on or prior to the date that is three (3) years from the Grant Date, and (ii) the portion of the Option that will not become exercisable after three (3) months from the Separation Date shall immediately expire; provided, however, that the Option shall immediately expire in its entirety if Grantee fails to comply with Sections 4 and 5 of the Separation Agreement or the Company terminates the Consulting Agreement (as defined in the Separation Agreement) for “cause” as defined in the Consulting Agreement.”

2.          Miscellaneous. This Amendment shall become effective, and shall apply retroactively from the Separation Date (as defined in the Separation Agreement), as of the expiration of the revocation period provided under the Release (as defined in the Separation Agreement), if and only if the Release has not been revoked prior to such time. Except as expressly amended by this Amendment, each of the other terms and provisions of the Agreement shall continue in full force and effect. This Amendment shall be governed in all respects in accordance with the provisions of Section 13.7 of the Agreement. The Agreement, this Amendment, the Separation Agreement and the surviving agreements referenced in Section 2 of the Separation Agreement constitute the entire agreement between the parties with respect to the subject matter hereof. Any reference to the “Option” or the “Agreement” in the Agreement, or any other agreement, document, instrument or certificate entered into or delivered in connection therewith, shall hereinafter mean the Option or the Agreement, as applicable, as amended by this Amendment (or as the Option and Agreement may be further amended or modified after the date hereof in accordance with the terms thereof).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the day and year first above written.

PAVMED INC.

By:	/s/ Lishan Aklog
	Name:	Lishan Aklog, M.D.
	Title:	Chairman & CEO

GRANTEE:

/s/ Richard Fitzgerald
Richard Fitzgerald